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                                                                   Exhibit 23.15

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Tele-Communications, Inc.:


We consent to the inclusion in the registration statement on Form S-1, as amended (Amendment No. 3) of Charter Communications, Inc. of our report, dated June 21, 1999, relating to the combined balance sheets of the TCI Falcon Systems (as defined in Note 1 to the combined financial statements) as of September 30, 1998 and December 31, 1997, and the related combined statements of operations and parent's investment, and cash flows for the nine-month period ended September 30, 1998 and for each of the years in the two-year period ended December 31, 1997 included herein and to the reference to our firm under the heading "Experts" in the registration statement.


                                       /s/ KPMG LLP

Denver, Colorado

October 15, 1999